Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Receives Commitments to Expand Credit Facility
Borrowing Base Will Increase to $1.2 Billion

FORT WORTH, TEXAS (September 24, 2008) – Quicksilver Resources Inc. (NYSE: KWK) today announced that it has received commitments from its bank group to increase the borrowing base on the company’s senior secured revolving credit facility to $1.2 billion, based upon oil and gas reserves as of August 1, 2008. The new borrowing base, which represents current liquidity of approximately $420 million, will be allocated between U.S. and Canadian funds. JPMorgan Chase Bank, N.A., as Global Administrator, led the group of 23 lenders.

The credit facility provides for revolving loans, swingline loans and letters of credit from time to time in an aggregate amount not to exceed the borrowing base. The lenders have agreed to $1.2 billion of revolving credit commitments and the company has the option to increase the facility to $1.45 billion with consent of the lenders. The company can extend the facility, which matures February 9, 2012, up to two additional years with requisite lender consent.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 08-21